EXHIBIT 10.89(b)

EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT (this “Agreement”) dated as of March 14, 2024, is entered into by and between Restaurant Brands International US Services LLC, a Florida limited liability company (together with any Successor thereto, the “Company”), and Sami Siddiqui (“Executive”).

WITNESSETH:

WHEREAS, Executive commenced employment with an Affiliate of the Company on July 8, 2013;

WHEREAS, the Company desires to employ and secure the services of Executive on the terms and conditions set forth in this Agreement, including with respect to the protection of the Company’s competitively sensitive, confidential, proprietary and trade secret information relating to the current and planned business of the Company and its Affiliates during Executive’s employment and following the termination thereof;
WHEREAS, Executive desires to accept such employment on such terms and conditions; and
WHEREAS, Executive currently is a party to the Original Agreement and Executive and the Company desire to have the Original Agreement superseded by the terms of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:
1.    Amendment and Restatement of Original Agreement. This Agreement shall serve as a complete amendment and restatement of the Original Agreement. All terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.
2.    Term; Position and Responsibilities; Location.
(a)    Term of Employment. Commencing on the Commencement Date, the Company shall employ Executive on the terms and subject to the conditions of this Agreement. The Company may change the terms and conditions of Executive’s employment relationship at any time. Additionally, both Executive and the Company retain the right to terminate the employment relationship at any time, with or without Cause. The Company acknowledges that Executive is a party to an employment agreement with one or more of the Company’s Affiliates (collectively, the “Affiliate Agreements”). The Company and Executive agree that (i) Executive’s employment by the Company pursuant to this Agreement and by one (1) or more of the Affiliates pursuant to the Affiliate Agreements shall be on an exclusive basis; and (ii) they will work together to properly allocate the time spent by Executive providing services to the Company and such Affiliate(s), such that the percentage of time used to calculate Executive’s Base Salary and corresponding payments due hereunder and under the Affiliate Agreements totals One Hundred percent (100%).

(b)    Position and Responsibilities. During the Employment Period, Executive shall serve as Chief Financial Officer and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Company specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that Executive’s duties and scope of responsibility may change in connection with such reorganization). Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities for the Company and its Affiliates to the best of Executive’s ability.
(c)Location. During the Employment Period, Executive’s services shall be performed primarily in the Miami Dade metropolitan area. However, Executive may be required to travel in and outside of Miami Dade as the needs of the Company’s business dictate. Notwithstanding the foregoing, due to the Executive’s provision of services to one or more of the Affiliates pursuant to the Affiliate Agreements, the Company acknowledges and agrees that Executive will travel between the Affiliates’ offices, the Company’s offices and other locations where each transacts business. Accordingly, all such travel expenses constitute business expenses and will be paid or reimbursed in accordance with the Company’s policies.
(d)Changes to Employment. Executive agrees that the Company has the right from time to time to set or alter the duties of the job, to transfer, reassign or suspend Executive, exclude Executive from the Company’s premises or require Executive to work from home, in the Company’s sole discretion from time to time without notice or compensation in lieu of notice.
3.    Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate equal to US$685,000, multiplied by the percentage of Executive’s working hours spent on the provision of services pursuant to this Agreement, payable in installments on the Company’s regular payroll dates. Executive’s salary may be subject to such merit increases as the Company may determine in its sole and exclusive discretion from time to time. The annual base salary payable to Executive from time to time under this Section 3 shall hereinafter be referred to as the “Base Salary.” The Company and Executive acknowledge and agree that while the Company is responsible for the payment of all compensation and other benefits due to Executive under this Agreement, the Company may make any or all of such payments through an Affiliate designated by the Company and that all such payments shall be made to Executive’s bank account in the United States, in US Dollars, until and unless the Company and Executive agree otherwise.

4.    Annual Incentive Compensation. Executive will be eligible to participate in the annual bonus program or such other annual incentive plan to be adopted and maintained by the Company for similarly situated employees that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of such plan as in effect from time to time. Executive’s target bonus with respect to 2024 shall be One Hundred Thirty percent (130%) of Executive’s Base Salary, which target bonus may be increased or decreased by the Company during the Employment Period. Executive’s bonus payment under the Bonus Plan for each year, if any, shall be payable in cash at the same time as bonuses are paid to other senior executives of the Company in accordance with the terms of the applicable Bonus Plan. The Bonus Plan (including Executive’s target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time.

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    5.    Employee Benefits. During the Employment Period, Executive will be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time in which employees of the Company at Executive’s grade level are eligible to participate, including to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. Notwithstanding anything herein to the contrary, the benefits provided for under this Section are subject to Section 16(b) of this Agreement, and are also subject to, and contingent upon, Executive’s continued employment with the Company.

6.    Tax Equalization / Tax Preparation.
(a)    Tax Equalization. Executive will be provided tax equalization as described in Attachment 1 to help ensure that Executive does not gain or lose financially due to the different tax and social security implications or consequences of Executive’s employment under this Agreement and the Affiliate Agreements. Executive’s burden in respect of the foregoing will remain at a similar level as if Executive were employed solely in Executive’s home country, which for purposes of this Agreement is the United States (the “Home Country”). This is achieved by: (i) deducting a “hypothetical tax” from Executive’s total pay related to Executive’s employment with the Company under this Agreement and any Affiliates under the Affiliate Agreements, and (ii) the Company paying Executive’s actual income tax and social taxes on the total income paid to Executive in connection with Executive’s employment with the Company under this Agreement and any Affiliates under the Affiliate Agreements. Notwithstanding anything in this Agreement to the contrary, any payments made to Executive in connection with the foregoing tax equalization shall be made no later than the end of the second taxable year beginning after the taxable year in which Executive’s U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to such tax equalization payment relates, or, if later, the second taxable year beginning after the latest such taxable year in which Executive’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. The tax equalization described in this subsection (a) and in Attachment 1 and all of Executive’s obligations thereunder shall survive the termination of this Agreement.
(b)    Tax Preparation. The Company and its Affiliates will provide tax preparation services via a designated tax service provider to assist Executive with any required income tax preparation services in both the Home Country and Canada with respect to any tax years falling within the Employment Period.
7.    Termination of Employment.
(a)    Termination Without Cause. In the event of a termination of Executive’s employment other than for Cause (as such term is defined below), including a termination due to Executive’s death or frustration of Executive’s employment as a result of disability, the provisions of the Company’s policies relating to termination of employment applicable to employees at Executive’s grade level as in effect at the time of termination, including if applicable, the Company’s severance policy, will apply.
(b)Termination for Cause. Executive’s employment with the Company may be terminated by the Company at any time for Cause and without any obligation owing by the Company. In the event of termination for Cause, Executive shall have no right to receive any further compensation or benefits (including notice of termination, payment in lieu of notice or severance pay), other than the Accrued Payments. If, subsequent to Executive’s termination of employment hereunder without Cause, it is determined in good faith by the Company that Executive’s employment could have been terminated for Cause, Executive’s employment shall, at the election of the Company, be deemed to have been terminated

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for Cause, effective as of the date the events giving rise to Cause occurred. Upon such determination, (i) Executive shall be obligated to immediately repay to the Company any amounts theretofore paid to Executive pursuant to paragraph 7(a) or otherwise in connection with Executive’s termination (other than any Accrued Payments), (ii) Executive shall not be entitled to any further payments or benefits pursuant to paragraph 7(a), and (iii) the penultimate sentence of Section 12 shall apply.

(c)Termination by Executive. Executive may terminate Executive’s employment at any time by providing 30 days’ prior written notice to the Company. Executive agrees that any notice of termination provided by Executive shall also constitute notice of termination of Executive’s employment with all Affiliates which also employ Executive, such termination to be effective on the earlier of (i) the date specified in Executive’s notice to the Company described in this subsection (c) and (ii) if Executive provided a separate notice of termination to any one (1) or more of the Affiliates, the earliest date set forth in any such separate notice(s). In the event of termination of employment by Executive, Executive shall have no right to receive any further compensation or benefits (including notice of termination, payment in lieu of notice or severance pay), other than the Accrued Payments. The Company may waive Executive’s written notice by providing Executive payment in lieu of such written notice.

(d)Resignation upon Termination. Effective as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all board and board committee memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company, its Affiliates and/or their respective charitable organizations.

8.    Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that Executive will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, recipes and formulations, and other valuable business information of the Company and its Affiliates pertaining or related to the quick service restaurant business.  Executive agrees that Executive could cause grave harm to the Company and/or its Affiliates if Executive, among other things, worked for the Company’s or any of its Affiliates’ competitors, solicited the Company’s employees or those of its Affiliates away from the Company or its Affiliates, as applicable, solicited the Company’s franchisees or those of its Affiliates upon the termination of Executive’s employment with the Company, or misappropriated or divulged any Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

(a)    Confidentiality. Executive agrees that during Executive’s employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company or its Affiliates who requires such information to perform his or her duties for the Company or its Affiliates), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential

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Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
(b)    Non-Competition. Executive agrees that during the Employment Period, Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities to the Company and the Company’s Affiliates as contemplated by the Affiliate Agreements to the best of Executive’s ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company and the Company’s Affiliates as contemplated by the Affiliate Agreements. Executive further agrees that during the Employment Period and for the one (1) year period following Executive’s termination of employment with the Company (irrespective of the cause or manner of termination), Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company or any of its Affiliates, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business anywhere in the world, including any franchisee of the Company or any of its Affiliates, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company and its Affiliates on a worldwide basis. Executive will obtain Confidential Information that will affect the Company’s operations and that of its Affiliates throughout the world. Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision and agrees that this non-compete provision applies on a worldwide basis.
(c)    Non-Solicitation of Employees and Franchisees. During Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company or any of its Affiliates with, any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates.
9.    Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after the Employment Period (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including

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without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).
10.    Compliance With Company Policies. During the Employment Period, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Policies.
11.    Data Protection & Privacy.
(a)    Notice of Data Processing. Executive acknowledges that the Company, directly or through its Affiliates, collects, uses, processes and discloses data (including personal sensitive data and information retained in email) relating to Executive. Executive hereby agrees to such collection, use, processing and disclosure for the purposes described in, and further agrees to execute, the Company’s Employee Consent to Collection, Use, Processing, Disclosure and Transfer of Personal Information, a copy of which is attached to this Agreement as Attachment 2.
(b)    Notice of Electronic Monitoring. To ensure regulatory compliance and for the protection of its employees, customers, suppliers and business, the Company reserves the right to digitally record, monitor, intercept, review and access, at any and all times and by any lawful means, telephone calls and logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during Executive’s employment with the Company. The Company will use this right of access reasonably, but it is important that Executive is aware that all communications and activities on Company equipment or premises cannot be presumed to be private and accordingly, Executive shall have no reasonable expectation of privacy with respect to any such communications or activities.
12.    Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that a breach by Executive of any of Section 8, 9 or 10 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and/or its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7 is subject to Executive’s compliance with Executive’s obligations under Sections 8 through 10 inclusive, and that in the event of a breach by Executive of any of Section 8, 9 or 10, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 7. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 7 (other than the Accrued Obligations), in accordance with applicable law, and Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if

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any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 12 shall be resolved by arbitration in accordance with Section 15(b).
13.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Original Agreement, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
14.    Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 6, 7, 8, 9, 11, 12, 14 and 15.
15.    Miscellaneous.
(a)    Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).
(b)    Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA’s Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 7 of this Agreement.
(c)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.
    (d)    Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board of Directors of Restaurant Brands International Inc. or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of

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dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Florida or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.
(f)    Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social security taxes, as shall be required by law.
(g)    Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
(A)    If to the Company, to it at:        with a copy to:
    Restaurant Brands International         Restaurant Brands International Inc.
US Services LLC            130 King Street West, Suite 300
    5707 Blue Lagoon Drive        Toronto, Ontario, Canada, M5X 2A2
    Miami, Florida 33126            Attention: General Counsel
Attention: Chief People & Services Officer

(B)    if to Executive, to Executive’s residential address as currently on file with the Company.

(h)    Acknowledgements. Executive acknowledges and agrees that (i) Executive has had sufficient time to review and consider this Agreement thoroughly; (ii) Executive has read and understands the terms of this Agreement and Executive’s obligations hereunder; (iii) Executive has been given an opportunity to obtain independent legal advice, or such other advice as Executive may desire, concerning the interpretation and effect of this Agreement; and (iv) this Agreement is entered into voluntarily and without any pressure.
(i)    Voluntary Agreement; No Conflicts. Executive represents that Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive or Executive’s properties or assets may be bound.

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(j)    Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
(k)    Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
(l)    Definitions.
“Accrued Payments” means accrued salary, accrued but unused vacation pay, and approved but unreimbursed business expenses that are owed to Executive as of the date of Executive’s termination of employment by the Company.
“Affiliate” with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.
“Affiliate Agreements” has the meaning ascribed to it in Section 2(a) of this Agreement.
“Base Salary” has the meaning ascribed to it in Section 3 of this Agreement.
“Bonus Plan” has the meaning ascribed to it in Section 4 of this Agreement.
“Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material violation by Executive of any of the Policies, (iii) the failure by Executive to reasonably and substantially perform Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) Executive’s fraud or misappropriation of funds; or (vi) the commission by Executive of an offence under the Criminal Code or other serious crime involving moral turpitude.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commencement Date” means March 14, 2024.
“Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, recipes and formulations, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally.
“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Employment Period” means the period during which Executive is employed by the Company pursuant to this Agreement.
“Original Agreement” means any and all agreements, offer letters and any other contracts Executive may have with the Company or any of its Affiliates dated prior to the date of this Agreement, other than (i) any of the Affiliate Agreements, and (ii) the Confirmation of Tax Equalization letter dated as of December 21, 2020 among BK Asiapac Pte. Ltd., Popeyes Louisiana Kitchen, Inc. and you, as such agreements, offer letters or contracts may have been amended from time to time, that govern the terms and conditions of Executive’s employment with the Company or any of its Affiliates, as amended.
“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
“Policies” means policies, procedures, rules and regulations established by the Company and its Affiliates that are applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Restaurant Brands International Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion.
“Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
“Successor” of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

“Work Product” has the meaning ascribed to it in Section 9 of this Agreement.
    16.    Section 409A Compliance.

(a)    The intent of the parties hereto is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)    All reimbursements and in-kind benefits provided under this Agreement (including without limitation Sections 5 and 7 of this Agreement) are intended to be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.

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RESTAURANT BRANDS INTERNATIONAL US SERVICES LLC
By:    /s/ Jill Granat
Name:    Jill Granat
Title: Secretary
Executive:
    /s/ Sami Siddiqui
SAMI SIDDIQUI

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ATTACHMENT 1
Tax Equalization
Introduction
This Attachment regarding tax reimbursement for employment through Restaurant Brands International US Services LLC (the “Company”) or any of its Affiliates in more than one (1) tax jurisdiction is called “tax equalization”.

Objective
The objective of tax equalization is to ensure that employment in more than one (1) tax jurisdiction neither adds significantly to the executive’s tax liability nor results in significant tax savings due to differences in income and social tax costs between the State of Florida, USA, and the other jurisdiction(s) where the executive may incur individual income taxes due to his or her multi-jurisdictional employment relationship with the Company and its Affiliates. It ensures that the executive’s out-of-pocket obligations remain approximately the same as they would have been had the executive remained employed only in the State of Florida, USA.

Reason for Tax Equalization
The actual tax the executive is expected to incur due to multi-jurisdictional employment may differ from the amount of tax the executive pays during employment in the State of Florida, USA. The change results from two independent factors:

■The amount of taxable income, in some cases, significantly increases due to increased tax rates in other jurisdictions;
■The executive is usually subject to taxation and the tax regulations (types of income taxed, tax rates, etc.) of international jurisdictions, which differ, often significantly, from those in the State of Florida, USA; and
■The executive is expected to travel between the offices of the executive’s multi-jurisdictional employers, and a portion of the costs associated with such travel may be considered taxable income, resulting in significant increases in the executive’s taxable income over that which would apply if the executive were to have one (1) regular place of employment in the State of Florida, USA.
The result is often that the executive’s worldwide tax liability may increase significantly.

Scope
This tax equalization is limited to income and social taxes. The policy specifically excludes all other taxes such as inheritance/estate tax, gift tax, sales tax, and property tax.

Tax Equalization Methodology
The Company-designated tax consultant will determine the appropriate method to ensure the executive and the Company pay their fair share of the taxes incurred during the executive’s employment relationship with the Company and its Affiliates. The executive’s share of the tax burden is called “hypothetical tax” (see below).

The appropriate approach will depend on whether there are multi-jurisdictional tax liabilities as a result of the executive’s employment relationship with the Company and its Affiliates. Whether or not there will be tax liabilities in more than one (1) jurisdiction will depend on the locations and circumstances involved, such as whether there is a tax treaty between the two countries.

The methodology chosen will involve one or more of the following:

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■The executive continues to have actual home-country taxes deducted from their pay;
■“Hypothetical tax” (see below) is deducted from the executive’s pay; or
■The Company pays the U.S. tax liability and/or Canadian tax liability on “tax-equalized income” (see below).
Overview of the Tax Equalization Process
The Company’s designated tax assistance provider will determine an estimate of the executive’s hypothetical tax. Preliminary hypothetical taxes are projected for the year based on hypothetical U.S. income and applicable deductions. Hypothetical tax is retained from each paycheck throughout the year. In exchange, the Company pays the executive’s actual Canadian and U.S. taxes, if applicable, during the applicable employment period.

Once the Company’s designated tax assistance provider completes the tax returns for the year, a tax equalization calculation is computed. This ensures that the executive’s obligation regarding tax has been met. This calculation results in a balance due to or from the Company. The settlement of this balance represents the completion of the year’s tax equalization process.

Hypothetical Tax: Calculation and Process
Hypothetical tax is, as stated earlier, the portion of the overall tax liability for which the executive is responsible.

Calculation
The executive will have their hypothetical tax calculated based on the executive’s “normal” residency within the State of Florida, USA for both income and social taxes considering the relevant filing status and position (for example, marital status and number of dependents, etc.). This includes any applicable local government jurisdictions (such as state, province, canton, city, municipality, etc.).

The deductions and credits used to calculate hypothetical tax may vary depending on whether or not the executive continues to have an ongoing tax filing obligation in the United States (e.g., U.S. citizens or permanent residents).

Ongoing Home Country Tax Filing Obligation	Deductions and Credits Used to Calculate Hypothetical Tax
Yes	Actual amounts on the home country tax return (excluding any credits that were funded by the Company) but with the inclusion of any deduction for local government hypothetical tax (replacing actual local government tax) such as state income tax. *
No	“Standard” or general deductions and credits available to people with the same status (marital, family, filing, etc.).
*For U.S. executives, hypothetical state and city tax replaces actual state and city taxes as a hypothetical itemized deduction.

Withholding
If it is determined that the executive should have hypothetical tax withheld, it is calculated by the Company-designated tax consultant upon receipt of instructions from the Company. This estimated hypothetical tax is pro-rated based on the number of pay periods in the year and is retained from each paycheck throughout the year. In exchange, the Company pays the actual U.S. and Canadian taxes during (and relating to) the employment period.

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Estimated hypothetical taxes are calculated at the beginning of the employment period, and are usually revised once a year after pay increases have been implemented, or upon other salary adjustments. Additional revisions will be necessary for any executive that experiences a relevant change in his or her situation (e.g. change in marital status, birth of a child, etc.). The executive should advise the designated tax consultant promptly of any significant change in the executive’s circumstances in order to calculate the necessary change in estimated hypothetical tax withholding.

The executive will be responsible for hypothetical U.S. tax on special compensation items, in addition to base salary, which would have been paid if the executive had remained in the United States, such as incentive compensation (e.g., bonuses). Accordingly, hypothetical tax will be retained from such compensation when paid. The Company and the designated tax consultant will determine the appropriate withholding rate on such items.

Types of Income Included in Tax Equalization
Company Income
The executive is responsible for hypothetical tax on Company income that the executive would have received had they worked only in the United States (“stay-at-home” income). Additionally, the executive is responsible for the U.S. taxes on any shared savings payments and hardship allowances. The “stay-at-home” Company income includes the following:

■Salary (less pretax deductions)
■Incentive compensation; and
■Income from exercises or settlements of Company-awarded equity compensation realized during the employment period.
The Company is responsible for all actual U.S. and Canadian income taxes and social taxes assessed on income associated with the multi-jurisdictional employment (with the exception of shared savings payments and hardship allowances). The Company is also responsible for actual Canadian tax which may be payable on the “stay-at-home” Company income as outlined above, and on shared savings payments and hardship allowances.

Non-Company Income
Generally, the executive is responsible for all taxes (U.S. and Canadian) on all non-Company and non-Affiliate income. This includes, but is not limited to:

■Investment income (such as interest, dividends, and income from rental properties, partnerships, etc.);
■Non-Company and non-Affiliate employment income (including employment or self-employment earnings from a working spouse);
■Income derived from the sale of real property (e.g., capital gains); and
■Income relating to currency gains related to mortgage transactions.
However, where the executive is taxed on investment income in Canada due to no action taken by the executive, the Company will tax equalize up to $50,000 of this income. This excludes income from exercises or settlements of Company-awarded equity compensation realized during the employment period, which is equalized as provided above.

Action taken by the executive that could result in Canada taxing the income includes remitting such income into Canada, or realizing a capital gain. The executive should contact the Company-designated tax consultant before taking any action that may result in the generation of tax in Canada.

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Retirement Plans
In some instances, Canada may assess an income tax on the earnings in retirement-related accounts, such as pension plans. As the Company recognizes that executives need to protect such income from inadvertent taxation until retirement, the Company will pay any Canada tax levied in this regard.

Spousal Income
If the executive's spouse decides to work in Canada, the spouse will bear Canadian tax costs (and any U.S. taxes, if applicable) associated with such income.

In the event that the executive and spouse file a joint Canada tax return, a determination will be made as to whether the Company has funded through estimated tax payments or balance due payment any of the spouse’s share of Canadian tax. If the Company has funded any of the spouse’s liability, the executive will be required to reimburse the Company.

If the executive’s spouse is employed outside the United States by an entity other than the Company or one of its Affiliates and the spouse is covered by the other entity’s tax equalization policy, the manner in which the tax equalization calculation and reimbursable taxes are calculated will be determined on a case-by-case basis. This approach will ensure that the executive receives the tax equalization benefit to which he or she is entitled by eliminating any distorted results that could occur if the standard calculations were performed.

Estimated Tax Payments, Interest, and Penalties
The Company is only responsible for any interest or penalties associated with Company income (and that of its Affiliates), assuming the executive has adhered to their responsibilities. The executive is responsible for all other interest and penalties (e.g. those that accrue due to the executive missing a filing deadline).

Social Taxes
Social taxes may exist in Canada as well as the United States. In order to avoid double taxation, many countries have signed “totalization agreements” (social security treaties). If the United States and Canada have entered into a totalization agreement, then the executive will not be subject to social taxes in both countries but will pay into one only, usually the United States.

However, no matter what the actual social security liabilities are, the executive will only be responsible for hypothetical U.S. social taxes on “stay-at-home” Company income (and that of its Affiliates), and the Company will pay all actual social taxes on such income.

Final Settlement
Tax Equalization Calculation
As previously stated, the tax equalization settlements are prepared annually after the preparation of the executive’s tax returns, using final income and other relevant data, in order to:

■Calculate and reconcile the executive’s final hypothetical tax responsibility; and
■Allocate all actual Canadian taxes (and any U.S. taxes, if applicable) between the executive and the Company.
Tax equalization calculations are prepared by the Company-designated tax consultant to ensure consistency and proper application of Company policy. The Company-designated tax consultant will send the Company a copy of the summary tax data from the equalization for processing at the time the equalization is mailed or delivered to the executive. The tax equalization settlement usually results in an amount due to/from the executive.

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Any payments due to the Company from the executive must be settled within 30 days of the later of:

■Receipt of the tax equalization calculation; or
■Receipt of any refund due to the executive by the U.S. and/or Canadian taxing authorities.
The Company also reserves the right to stop the payment of assignment allowances or deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances.

Actual Tax Return Balances
Upon receipt of the completed tax returns, the executive is expected to pay any balance due. Conversely, if the actual returns generate a refund, the executive will collect the refund. Both balances due and refunds owed will be included as part of the tax equalization settlement (see above).

The Company may, at its discretion, make direct payments to the taxing authorities on behalf of the executive for taxes owed when the tax is the Company’s responsibility, as determined by the tax equalization settlement.

Tax Credits
Any tax credits for taxes paid by the Company, which reduced the executive’s income tax liability before, during, or subsequent to his or her employment are owned/utilized by the Company. After multi-jurisdictional employment terminates, the Company determines whether to keep the executive in the tax equalization program if the executive has carryover tax credits that may be used in the future. The Company retains the tax benefit for utilization of the tax credit. The Company continues to pay for the preparation of the executive’s home-country income tax return during these years.
Tax Preparation Assistance

It is the Company’s policy that all multi-jurisdictional executives comply fully with all applicable laws and regulations relating to filing procedures and payment of taxes. Therefore, the Company provides multi-jurisdictional executives with the services of a Company-designated tax consultant to assist in preparing U.S. and Canadian tax returns for the duration of the employment period and, if necessary, the year after termination. Tax returns will also be prepared on behalf of the accompanying spouse/partner if separate returns are legally required. The executive is responsible for complying with all requirements regarding personal tax filings and payments to each taxing authority to which any such requirement exists. If an executive fails to provide required tax information, any resulting penalties or interest will be borne by the executive.

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ATTACHMENT 2
RESTAURANT BRANDS INTERNATIONAL US SERVICES LLC
EMPLOYEE CONSENT TO COLLECTION, USE, PROCESSING,
DISCLOSURE AND TRANSFER OF PERSONAL INFORMATION

Restaurant Brands International US Services LLC (the “Company”) has informed me that the Company, on behalf of itself and its related and affiliated entities, including those operating restaurants under the BURGER KING®, TIM HORTONS®, POPEYES® and FIREHOUSE SUBS® brands (collectively, the “Affiliates”), collects, retains, processes, uses, and transfers my personal information (and also discloses my personal information to the Company’s employees, consultants and services providers) only for human resource and business purposes such as payroll administration, background checks, fulfilment of employment positions, fulfilment of my direct requests, maintaining accurate records, compliance with applicable law and meeting governmental reporting requirements, compiling internal reports, including diversity and distribution metrics, security, health, benefits, and safety management, performance assessment and management, provision of services, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collection, retention, processing, use, transfer and disclosure of my personal information for such purposes described in this statement.

I understand and consent to the transfer and storage of my personal data for the purposes described in this statement to the corporate offices of the Company and its Affiliates (currently located in Toronto, Ontario, Canada; Miami, Florida, United States of America; Jacksonville, Florida, United States of America; Mexico City, Mexico; Singapore, and Zug, Switzerland), and to other third parties, agents, processors and representatives who may be located in countries outside my home country or the country in which I work, including countries where data protection laws may differ from those of my home country.

I further understand the Company and its Affiliates may from time-to-time disclose, transfer and store my personal information to or with a third-party consultant, processor or service provider acting on the behalf of Company or its Affiliates or at the Company’s direction. These third parties will be required to use appropriate measures to protect the confidentiality and security of personal information.

To the extent that I provide the Company details of my racial or ethnic origin, physical or mental health or condition, job evaluations or educations records, commission (or alleged commission) of an offense or related proceedings, military or veteran status, or gender identity, I expressly authorize the Company and its Affiliates to handle such details for the purposes set forth in this statement.

I understand that the Company also may disclose personal information about me in order to: (1) protect the legal rights, privacy, safety or property of the Company, its Affiliates, or its employees, agents, contractors, customers or the public; (2) protect the safety and security of guests to the Company’s digital and physical properties; (3) protect against fraud or other illegal activity or for risk management purposes; (4) respond to inquiries or requests from public or legal authorities, including to meet national security or law enforcement requirements; (5) permit the Company to pursue available remedies or limit the damages that it may sustain; (6) respond to an emergency; (7) comply with the law or legal process; (8) effect a license, sale or transfer of all or a portion of the business or assets (including in connection with any bankruptcy or similar proceedings); or (9) manage or arrange for acquisitions, mergers and re-organizations.

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I understand that the provision of my personal information is voluntary.

I have been advised that the Company is committed to resolving complaints about my privacy and its collection, use or disclosure of my personal information. If I have concerns or complaints about the use of my personal information, or if I choose to exercise my right to withdraw my consent set forth in this consent statement, I understand that I can contact the Company at the following email address: privacy@rbi.com or at the mailing address below:

Restaurant Brands International US Services LLC
Address: 5707 Blue Lagoon Drive, Miami, FL 33126
Attn: Legal Department – Privacy Office

                        __________________________
                        (Executive’s Signature)

                        __________________________
                        (Executive’s Name – Please Print)

Date:

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